Putnam Income Fund, April 30, 2010, semiannual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:


72DD1 	Class A		   $25,606
		Class B		     1,378
		Class C		     1,971

72DD2	Class M		    $7,000
		Class R		        85
		Class Y		     5,776

73A1		Class A		     $0.242
		Class B		     0.216
		Class C		     0.218

73A2		Class M		     $0.235
		Class R		     0.235
		Class Y		     0.249

74U1		Class A		  112,270
		Class B		    6,026
		Class C		   12,590

74U2		Class M		   29,814
		Class R		      403
		Class Y		   21,604

74V1		Class A		     $6.83
		Class B		     6.78
		Class C		     6.80

74V2		Class M		     $6.72
		Class R		     6.81
		Class Y		     6.90



Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semimonthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 77Q3 74P

On September 15, 2008, the fund terminated its outstanding derivatives contracts with Lehman Brothers Special
Financing, Inc. (LBSF) in connection with the bankruptcy filing of LBSFs parent company, Lehman Brothers Holdings, Inc. On September 26, 2008, the fund entered into receivable purchase agreements (Agreements) with other registered investment companies (each a Seller) managed by Putnam Management. Under the Agreements, the Seller sold to the fund the right to receive, in the aggregate, $2,948,825 in net payments from LBSF in connection with certain terminated derivatives transactions (the Receivable), in each case in exchange for an initial payment plus (or minus) additional amounts based on the funds ultimate realized gain (or loss) with respect to the Receivable. The Receivable off sets against the funds net payable to LBSF and is included in the Statement of assets and liabilities in Payable for investments purchased. The fund has accrued interest on the net payable, which is included in the Statement of assets and liabilities in Interest payable. Following the close of the reporting period, the fund paid $916,583 to the Seller in accordance with the terms of the Agreement and the fund paid $177,266,195, including interest, to LBSF in complete satisfaction of the funds obligations under the terminated contracts.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.